Exhibit 23.5

Consent of CRU

CRU International Limited hereby consents to the use of its name and the reference to CRU’s reports, estimates and the data in this registration statement on Form S-1 for Noranda Aluminum Holding Corporation.

/s/ Geoffrey R. Barber
Geoffrey R. Barber
Director CRU International Limited
April 26, 2010